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                                                                    EXHIBIT 21.1

                      NETWORK EQUIPMENT TECHNOLOGIES, INC.
                           SUBSIDIARIES OF REGISTRANT
                               AS OF JUNE 1, 1996

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
N.E.T. APLA, Inc. .....................  (State of Incorporation: Delaware)
N.E.T. China, Inc. ....................  (Incorporated Under the Laws of China)
N.E.T. Credit Corporation..............  (State of Incorporation: California)
N.E.T. Europe GmbH.....................  (Incorporated Under the Laws of Germany)
N.E.T. Europe Ltd. ....................  (Incorporated Under the Laws of England)
N.E.T. Europe SA ......................  (Incorporated Under the Laws of France)
N.E.T. Federal, Inc. ..................  (State of Incorporation: Delaware)
N.E.T. International, Inc. ............  (Incorporated Under the Laws of Barbados)
ComDesign International, Inc. .........  (Incorporated Under the Laws of U.S. Virgin
                                         Islands)
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